Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Post-effective amendment No. 1 to the Registration Statement (File No. 333-289868) on Form S-3 of Nakamoto Inc. (formerly known as KindlyMD, Inc), of our report dated March 28, 2025, with respect to the financial statements of Nakamoto Inc. (formerly known as KindlyMD, Inc.) for the years ended December 31, 2024 and 2023, included in its Annual Report (Form 10-K) filed with the Securities and Exchange Commission.

We also consent to the reference of our firm under the caption “Experts” in the registration statement.

/s/ Sadler, Gibb and Associates, LLC

Draper, UT

March 27, 2026